                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                              ---------------------

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  JULY 28, 1998
                DATE OF REPORT (Date of earliest event reported)


                            JAN BELL MARKETING, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

             DELAWARE                1-9647                 59-2290953
             --------                ------                 ----------
    (State of incorporation)      (Commission             (IRS Employer
                                  File Number)         Identification Number)

                 14051 N.W. 14th Street, Sunrise, Florida 33323
                 ----------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (954) 846-2719
              (Registrant's telephone number, including area code)

Registrants original Form 8-K reporting an acquisition pursuant to Item 2 was filed on August 10, 1998. This amendment consists of the required financial information pursuant to Item 7.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         7(a)(1) The following audited consolidated financial statements of Mayor's Jewelers, Inc. and subsidiaries are included herein:

                  Independent Auditors' Report

                  Consolidated Balance Sheets as of January 30, 1998 and January 31, 1997

                  Consolidated Statements of Operations for each of the years ended January 30, 1998, January 31, 1997 and January 31, 1996

                  Consolidated Statements of Shareholders' Equity for each of the years ended January 30, 1998, January 31,1997 and January 31, 1996

                  Consolidated Statements of Cash Flows for each of the years ended January 30, 1998, January 31, 1997 and January 31, 1996

                  Notes to Consolidated Financial Statements

         7(a)(2) The following unaudited consolidated financial statements of Mayor's Jewelers, Inc. and subsidiaries are included herein:

                  Consolidated Balance Sheets as of July 31, 1998 and January 31, 1998

                  Consolidated Statements of Operations for the twenty-six weeks ended July 31, 1998 and July 30, 1997

                  Consolidated Statements of Cash Flows for the twenty-six weeks ended July 31, 1998 and July 30, 1997

         7(b) The following unaudited pro forma financial information is included herein:

                  Pro Forma Statement of Operations (unaudited) for the year ended January 31, 1998

                  Pro Forma Statement of Operations (unaudited) for the twenty-six weeks ended August 1, 1998

                  Notes to Pro Forma Financial Statements (unaudited)

         7(c)     Exhibits

                  2* Stock Purchase Agreement among Mayor's Jewelers, Inc., the stockholders of Mayor's Jewelers, Inc. and Jan Bell Marketing, Inc. dated as of May 26, 1998. (previously filed with original Form 8-K)

                  99* Press release dated July 28, 1998 (previously filed with original Form 8-K)

                  * Incorporated herein by reference as indicated

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Jan Bell Marketing, Inc.
                                                    (Registrant)


                                             By: /s/ David P. Boudreau
                                             -------------------------
                                             David P. Boudreau
                                             Chief Financial Officer and
                                             Senior Vice President of Finance
                                             & Treasurer

                                             Date: September 15, 1998

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of Mayor's Jewelers, Inc.:

We have audited the accompanying consolidated balance sheets of Mayor's Jewelers, Inc. and subsidiaries (the "Company") as of January 30, 1998 and January 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended January 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 1998 and January 31, 1997, and the results of its operations and its cash flows for each of the three years in the period ended January 30, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, there is an uncertainty regarding the Company's ability to satisfy or extend the debt that matures during the year ending January 29, 1999, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Certified Public Accountants
Fort Lauderdale, Florida

April 24, 1998

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
January 30, 1998 and January 31, 1997
(amounts shown in thousands except share and per share data)


ASSETS                                                                1997            1996
CURRENT ASSETS:
  Cash                                                             $     859       $     652
  Accounts receivable, net of allowance for doubtful accounts
    of $760 and $683 in 1997 and 1996, respectively                   27,359          24,390
  Inventories                                                         67,687          71,838
  Income tax refund receivable                                            --             463
  Other current assets                                                 1,560           1,775
                                                                   ---------       ---------

           Total current assets                                       97,465          99,118

PROPERTY AND EQUIPMENT, at cost, net                                   8,680           9,575

OTHER ASSETS                                                           1,791           2,109
                                                                   ---------       ---------

TOTAL                                                              $ 107,936       $ 110,802
                                                                   =========       =========


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt                             $  63,078       $     950
  Accounts payable                                                    26,601          24,839
  Accrued expenses                                                     4,023           3,794
  Deferred income taxes                                                4,327           5,616
  Other current liabilities                                            1,205           1,150
                                                                   ---------       ---------

           Total current liabilities                                  99,234          36,349
                                                                   ---------       ---------

LONG-TERM LIABILITIES:
  Long-term debt                                                         196          65,351
  Other long-term liabilities                                          1,814           2,059
                                                                   ---------       ---------

           Total long-term liabilities                                 2,010          67,410
                                                                   ---------       ---------

COMMITMENTS AND CONTINGENCIES (Note 5)

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, none issued and outstanding
  Common stock, $.01 par value, 15,000,000 shares
   authorized, 3,050,000 issued and outstanding
   at January 30, 1998 and January 31, 1997, respectively                 30              30
  Additional paid-in capital                                          12,217          12,217
  Accumulated deficit                                                 (5,555)         (5,204)
                                                                   ---------       ---------

           Total shareholders' equity                                  6,692           7,043
                                                                   ---------       ---------

TOTAL                                                              $ 107,936       $ 110,802
                                                                   =========       =========


See accompanying notes to consolidated financial statements.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JANUARY 30, 1998, JANUARY 31, 1997 and JANUARY 31, 1996 (Amounts shown in thousands)


                                                  1997            1996            1995
NET SALES                                      $ 142,191       $ 138,381       $ 133,230

COST OF SALES, OCCUPANCY, STORE
  PERSONNEL AND BUYING EXPENSES                  104,137         103,139          99,834
                                               ---------       ---------       ---------

           Gross profit                           38,054          35,242          33,396

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                       28,753          28,228          32,209
PROVISION FOR BAD DEBTS                            1,463           1,337           2,161
LOSS ON FOREIGN CUSTOMER                           1,618              --              --
                                               ---------       ---------       ---------

           Income (loss) from operations           6,220           5,677            (974)

INTEREST EXPENSE, Net                             (7,474)         (8,265)         (7,357)
                                               ---------       ---------       ---------

           Loss before income tax benefit         (1,254)         (2,588)         (8,331)

INCOME TAX BENEFIT                                   903             463           2,388
                                               ---------       ---------       ---------

NET LOSS                                       $    (351)      $  (2,125)      $  (5,943)
                                               =========       =========       =========


See accompanying notes to consolidated financial statements.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JANUARY 30, 1998, JANUARY 31, 1997 AND JANUARY 31, 1996 (amounts shown in thousands)


                                                             ADDITIONAL
                                     COMMON STOCK              PAID-IN      ACCUMULATED
                                 SHARES         AMOUNT         CAPITAL        DEFICIT         TOTAL

BALANCE, JANUARY 31, 1995          2,804       $     28       $ 11,848       $  2,864       $ 14,740

  Issuance of common stock            30                           220                           220

  Exercise of warrants                53              1                                            1

  Net loss                                                                     (5,943)        (5,943)
                                --------       --------       --------       --------       --------

BALANCE, JANUARY 31, 1996          2,887             29         12,068         (3,079)         9,018

  Issuance of common stock            42                           150                           150

  Exercise of warrants               121              1             (1)

  Net loss                                                                     (2,125)        (2,125)
                                --------       --------       --------       --------       --------

BALANCE, JANUARY 31, 1997          3,050             30         12,217         (5,204)         7,043

  Net loss                                                                       (351)          (351)
                                --------       --------       --------       --------       --------

BALANCE, JANUARY 30, 1998          3,050       $     30       $ 12,217       $ (5,555)      $  6,692
                                ========       ========       ========       ========       ========


See accompanying notes to consolidated financial statements.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANAURY 30, 1998, JANUARY 31, 1997 AND JANUARY 31, 1996 (amounts shown in thousands)


                                                                           1997            1996            1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                              $    (351)      $  (2,125)      $  (5,943)
  Adjustments to reconcile net loss to
    net cash (used in) provided by operating activities:
      Depreciation and amortization of property and equipment               3,029           3,332           2,073
      Other amortization, net                                                 606             147             701
      Deferred income taxes                                                (1,559)             --              --
      Provision for bad debts                                               1,463           1,337           2,161
      Deferred gain on sale leaseback                                          --              --            (185)
      Loss on sale/write down of property and equipment                       275               9               2
      Deferred compensation expense                                            81              67              92
      Deferred income tax benefit                                              --              --            (500)
      Changes in assets and liabilities (net of effect of
        acquisition of Balogh's in 1995):
        Increase in accounts receivable                                    (4,432)         (1,006)         (6,075)
        Decrease/(increase) in income tax refund receivable                   463           1,980          (2,443)
        Decrease/(increase) in inventories                                  4,152           1,844          (5,986)
        Decrease in other current assets                                      216             217             400
        Decrease/(increase) in other assets                                    75            (252)            421
        Increase/(decrease) in accounts payable                             1,762           2,404            (503)
        Increase/(decrease) in accrued expenses                              (192)         (2,575)          2,292
        Decrease in income tax payable                                         --              --          (1,923)
        Increase/(decrease) in other current liabilities                       55             102            (643)
        Increase in other liabilities                                          --              55           1,070
                                                                        ---------       ---------       ---------

             Cash flows (used in) provided by operating activities          5,643           5,536         (14,989)
                                                                        ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash used for acquisition of Balogh's                                    --              --          (1,268)
  Purchases of property and equipment, net                                 (2,091)         (2,054)         (6,711)
  Proceeds from sale of property and equipment                                 --              56             359
                                                                        ---------       ---------       ---------

            Cash flows used in investing activities                        (2,091)         (1,998)         (7,620)
                                                                        ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on revolving credit facility                                 144,383         143,903         157,176
  Principal payments on revolving credit
     facility and capital leases                                         (147,728)       (147,779)       (133,994)
  Issuance of common stock                                                     --             150             221
  Additions to deferred financing costs                                        --            (381)           (507)
                                                                        ---------       ---------       ---------

           Cash flows used in (provided by) financing activities           (3,345)         (4,107)         22,896
                                                                        ---------       ---------       ---------

NET INCREASE (DECREASE) IN CASH                                               207            (569)            287

CASH, BEGINNING OF YEAR                                                       652           1,221             934
                                                                        ---------       ---------       ---------

CASH, END OF YEAR                                                       $     859       $     652       $   1,221
                                                                        =========       =========       =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
      Interest                                                          $   7,989       $   6,395       $   6,150
                                                                        =========       =========       =========
      Income taxes, net                                                 $      --       $      --       $  (2,169)
                                                                        =========       =========       =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

  The Company incurred long-term debt in connection with the
    acquisition of certain computer equipment                           $     318       $      --       $      --
                                                                        =========       =========       =========


See accompanying notes to consolidated financial statements.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JANUARY 30, 1998, JANUARY 31, 1997, AND JANUARY 31, 1996


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS - Mayor's Jewelers, Inc. and subsidiaries (the "Company") is engaged in retail jewelry sales through stores located in South and Central Florida and metropolitan Atlanta, Georgia. The Company's operations are seasonal with a significant portion of sales occurring during the fourth quarter of each fiscal year. The Company changed its fiscal year-end during the year ended January 30, 1998 from January 31 to a 52/53 week year ending on the Friday closest to January 31 of each year. The change in fiscal year-ends did not have a material effect on the consolidated financial statements.

         As indicated in Note 3, $63,078,000 of the Company's long-term debt is due and payable during the year ending January 29, 1999. During February 1998, the Company entered into a proposed transaction with a third party, Jan Bell Marketing, Inc. ("Jan Bell") in which Jan Bell would purchase from the shareholders of the Company all of the shares and equity equivalents of capital stock of the Company outstanding as of January 26, 1998, subject to certain conditions and events. The Company's management believes that should the transaction be consummated, Jan Bell would be able to provide adequate financing to satisfy the debt requirements. As such, the Company's management has not attempted to extend the maturity of the notes payable and line of credit, all of which mature between June and August 1998. Management believes that if the transaction is not consummated, the Company has the ability to extend the debt or find alternative financing. However, should the Company not be able to extend or refinance the debt, based on the Company's current financial position and its results of operations, there is significant concern that the Company would not be able to satisfy the requirements of the debt obligations as they come due which would impact the ability of the Company to continue as a going concern.

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its 100%-owned subsidiaries, Maier's Jewelers, Inc., Maier & Berkele, Inc., Mayor's Jewelers Receivables Holding Company and Mayor's Jewelers Intellectual Company and its 79%-owned subsidiary, American Horological Corporation ("AHC"). All significant intercompany balances and transactions have been eliminated in consolidation.

         PERVASIVENESS OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Significant estimates used by management in the consolidated financial statements that could result in material adverse effects if underestimated include the allowance for uncollectible accounts receivable, allowance for inventory reserve, sales tax liability and litigation reserves.

         ACCOUNTS RECEIVABLE - Accounts receivable arise primarily from customers' use of the Company's credit cards. Several installment sales plans are offered which vary as to repayment terms and finance charges assessed. Finance charges, when applicable, accrue at rates ranging from 10% to 18% per annum. Finance charge income totaled $2,314,000, $2,238,000, and $1,830,000 for the years ended January 30, 1998,
         January 31, 1997 and January 31, 1996, respectively, and is recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statements of operations.

         Certain sales plans of the Company provide revolving lines of credit under which the payment terms may exceed one year. In accordance with industry practice, these receivables are included in current assets in the accompanying consolidated balance sheets. The portion of these receivables as of January 30, 1998 that is not scheduled to be collected during the year ended January 29, 1999 is approximately $6,073,000 or 22% of total accounts receivable.

         INVENTORIES - Substantially all merchandise inventories are stated at last-in, first-out ("LIFO") cost which is not in excess of market. Under the first-in, first-out ("FIFO") cost method of accounting, inventories would have been $3,128,000, $2,740,000 and $1,984,000 higher than those reported at January 30, 1998, January 31, 1997 and January 31, 1996, respectively. Effective February 1, 1996, the Company changed its method of determining FIFO inventory cost from the retail inventory method to the cost method. Such change did not result in a significant impact on the financial position or results of operations of the Company.

         DEPRECIATION AND AMORTIZATION - Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 30 years. Leasehold improvements are amortized over the shorter of the term of the related lease, including renewal options, or the useful life of the asset.

         DEFERRED FINANCING COSTS - Deferred financing costs primarily relate to the cost of obtaining debt and consist primarily of loan origination and restructuring fees. These costs are amortized over the terms of the related debt balances. Deferred financing costs were $149,000, $336,000 and $431,000, net of $468,000, $550,000 and $74,000 in accumulated amortization as of January 30, 1998, January 31, 1997 and January 31, 1996, respectively, and are included in other assets in the consolidated balance sheets. Such amortization is reflected as interest expense in the accompanying consolidated statements of operations and amounted to $488,000, $476,000 and $963,000 during the years ended January 30, 1998, January 31, 1997 and January 31, 1996 respectively.

         ADVERTISING - Advertising costs are either charged to expense when incurred or, for direct response advertising, capitalized and amortized in proportion to related revenues. Advertising expense amounted to $5,463,000, $3,961,000 and $7,226,000 during the years ended January
         30, 1998, January 31, 1997 and January 31, 1996, respectively.

         SALES RETURNS - The Company generally gives its customers the right to return merchandise purchased by them and records an accrual at the time of sale for the amount of gross profit on estimated returns.

         INCOME TAXES - Provision (benefit) for income taxes is the tax payable (refundable) for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized.

         LONG-LIVED ASSETS - Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, establishes accounting standards for recognizing the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Long-lived assets and certain identifiable intangibles to be held and used by a company are required to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for such long-lived assets and identifiable intangibles should be based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 during the year ended January 31, 1997 did not have a material effect on the Company's financial position or the results of its operations. During the year ended January 30, 1998, there was an impairment charge related to fixed assets of approximately $255,000 as discussed in Note 3.

         STOCK-BASED COMPENSATION - SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record stock-based employee compensation at fair value at the date of the grant. The Company has chosen to continue to measure for stock-based compensation to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees are measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay for the stock. Compensation costs would not have been different for the years ended January 30, 1998, January 31, 1997 and January 31, 1996 had the fair value of stock options granted been measured as prescribed by SFAS No. 123. The fair value of the stock options at the date of grant were estimated using the minimum value method prescribed by SFAS No. 123.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction. The carrying values of cash, accounts receivable, accounts payable and the note payable under the revolving credit facility approximate their fair value. The subordinated notes and debentures payable are due at various dates from June 30, 1998 through August 31, 1998; therefore, management believes the carrying value represents the estimated fair value of such instruments.

2.       ACQUISITION

         On March 7, 1995, the Company purchased the assets (primarily inventory and fixed assets) of an unaffiliated company, Balogh's of Coral Gables, Inc. ("Balogh's"), for approximately $1,268,000 in cash. The purchase method of accounting was used to account for the acquisition. The Company's consolidated statements of operations include the operating results of the acquisition from the date of the purchase.

3.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at January 30, 1998 and January 31, 1997:

                                                                      1997              1996
           Leasehold improvements                                $  8,505,000       $  7,774,000
           Furniture, fixtures and equipment                        5,178,000          5,257,000
           Computer system upgrades                                 5,662,000          4,848,000
           Construction in progress                                    62,000            235,000
                                                                 ------------       ------------
                                                                   19,407,000         18,114,000
           Less - accumulated depreciation and amortization       (10,727,000)        (8,539,000)
                                                                 ------------       ------------

                                                                 $  8,680,000       $  9,575,000
                                                                 ============       ============

         Depreciation expense for the years ended January 30, 1998, January 31, 1997 and January 31, 1996 was $3,029,000, $3,332,000 and $2,073,000,
         respectively.

         During the year ended January 30, 1998, the Company extended the estimated useful life on the point of sale computer system from 3 to 4 years which resulted in approximately $323,000 less depreciation expense in fiscal 1997 than if the useful life of the system remained at 3 years. Additionally, during the year ended January 30, 1998, the Company determined that there was impairment to certain computer hardware that resulted in approximately $255,000 that was expensed and is included in selling, general and administrative expenses within the statements of operations.

4.       NOTES PAYABLE, LINE OF CREDIT AND CAPITAL LEASES

         Long-term debt consists of the following at January 30, 1998 and January 31, 1997:


                                                                       1997             1996
Revolving credit facility, secured by substantially
  all of the Company's assets due June 30, 1998                   $ 51,807,000      $ 55,101,000

Class A subordinated note payable to American Bankers
  Insurance Company of Florida, with interest payable
  quarterly at 14.25%. Principal due in full on August 13, 1998      3,770,000         3,770,000

Class B subordinated notes payable to shareholders
  with interest payable quarterly at 12%. Principal
  due in full on August 31, 1998                                     3,000,000         3,000,000

Class C subordinated notes payable to shareholders with
  interest payable quarterly at 12%. Principal of $950,000
  due currently, remaining balance due on August 31, 1998            3,000,000         3,000,000

Subordinated convertible debentures payable to directors
   with interest payable semiannually at 15%. Principal due
   in full on August 31, 1998                                        1,430,000         1,430,000

Capital leases with expiration dates of April and June 2001
  with interest rates of 11.4% for equipment which is
  collateral for such leases                                           267,000                --
                                                                  ------------      ------------

                                                                    63,274,000        66,301,000

Less - current maturities of long-term debt                        (63,078,000)         (950,000)
                                                                  ------------      ------------

                                                                  $    196,000      $ 65,351,000
                                                                  ============      ============

         The revolving credit facility allows for advances up to $70,000,000 with interest payable monthly at the bank's base rate plus one and one-fourth percent (1-1/4%) per annum. The credit facility also allows the Company to convert advances on such note into Eurodollar Rate Advances for periods of one, two, three, six or nine months in duration. Conversions are to be made in minimum amounts of $1,000,000 and in integral multiples of $1,000,000. The ability to convert advances to Eurodollar Rate Advances was suspended in June 1996 due to noncompliance of certain covenants by the Company for the year ended January 31, 1996. Available borrowings are limited to the amount of eligible accounts receivable and inventories as defined in the agreement. The related agreement provides for periodic reductions in advances on an annual basis to $55,000,000 or less for 30 consecutive days during the 60-day period between December 15 and February 15 of the following calendar year.

         In May 1997, the credit facility was amended which (i) changed the previously mentioned periodic reduction in advances to $52,000,000 during the period mentioned above; (ii) reinstated the Eurodollar Rate Advances (with a Eurodollar Rate Margin of 3% per annum); (iii) reduced the interest rate on advances to the bank's base rate plus one and one-fourth percent (1-1/4%) per annum (effective rate at January 30, 1998 was 9.75%) from the bank's base rate plus 2%; (iv) changed the maturity date of the credit facility to April 30, 1998, which was subsequently extended to June 30, 1998; and (v) revised certain financial covenants.

         Advances and paydowns under the credit facility are made on a daily basis depending on the Company's cash availability. Substantially all cash balances are restricted for paydowns under the facility. At January 30, 1998, additional borrowings of approximately $18,193,000 were available under the terms of the credit facility. In addition to other restrictions, the terms of the credit facility require the maintenance of certain financial ratios and account balances and limits cash outlays for capital expenditures and payments of dividends. The credit facility is guaranteed by each of the subsidiaries of Mayor's Jewelers, Inc.

         American Bankers Insurance Company of Florida ("American Bankers") is the holder of the Company's Class A subordinated note. The rights of the subordinated note holders of Class B and Class C notes are subordinated to the rights of the American Bankers subordinated note. Related warrants to purchase approximately 121,000 shares of the Company's common stock at an aggregate exercise price of $839.99 were exercised during the year ended January 31, 1997. The terms of the note require maintenance of certain financial covenants. As of January 31, 1996, the Company was not in compliance with certain covenants of the debt. As a result of such noncompliance, effective February 1, 1996, a 3% interest penalty as provided in the American Bankers agreement commenced. Such penalty was satisfied by issuing approximately 42,000 shares of common stock of the Company, calculated using the estimated fair market value of the stock during the year ended January 31, 1997.

         The Company's 15% subordinated convertible debentures are convertible into common stock of the Company at a conversion price of approximately $9.52 per share. The debentures are subordinate to the note payable under the revolving credit facility and to Class A subordinated notes.

5.       COMMITMENTS AND CONTINGENCIES

         LITIGATION - During the year ended January 30, 1998, the Department of Revenue for the State of Florida commenced a sales tax audit on the Company for the tax periods July 1, 1990 through July 31, 1995. As of January 30, 1998, the Department of Revenue has assessed the Company a liability relating to such years of approximately $1.8 million, including sales tax, interest and penalties. The Company is currently vigorously contesting such assessment. A reserve in the amount of approximately $625,000 has been recorded by the Company as of January 30, 1998 related to such contingency and is included in accrued expenses in the consolidated balance sheets.

         As of January 30, 1998, the Company is involved in litigation relating to a class action suit by former employees, asserting that the Company is in violation of certain wage and labor laws for which they seek unspecified damages. The Company does not believe that the ultimate resolution of this matter will materially affect the financial position or results of operations of the Company.

         Certain minority shareholders of the Company have threatened to bring claims against the Company and its management for breach of fiduciary duty and other alleged wrongdoings, related to the proposed transaction with Jan Bell, discussed in Note 1.

         The Company is also involved in litigation arising in the normal course of its business. In the opinion of management, these matters will not materially affect the financial position or results of operations of the Company.

         OPERATING LEASES - The Company has a land and building lease with a trust which expired in the year ended January 30, 1998, but was renewed for one year. Certain beneficiaries of the trust are shareholders of the Company. Rent expense related to such lease was $378,000 for the years ended January 30, 1998, January 31, 1997 and January 31, 1996 and requires rent of $378,000 for the year ending January 29, 1999.

         The Company leases all of its retail stores under operating leases. The rentals are based primarily on a percentage of sales with required minimum annual rentals. In addition, most leases are subject to annual adjustment for increases in real estate taxes and maintenance costs. At January 30, 1998, the Company was obligated for the following minimum annual rentals under operating leases:

           FISCAL YEAR ENDING:                                          AMOUNT
           1998                                                      $ 3,946,000
           1999                                                        2,729,000
           2000                                                        2,539,000
           2001                                                        2,314,000
           2002                                                        2,333,000
           Thereafter                                                  8,307,000
                                                                     -----------
                                                                     $22,168,000
                                                                     ===========

         Rent expense was approximately $5,896,000, $5,873,000 and $5,766,000, including $2,127,000, $2,298,000 and $2,232,000 of contingent rent, in the years ended January 30, 1998, January 31, 1997 and January 31, 1996, respectively.

         CONSIGNED INVENTORIES - The Company has inventory consigned to it for sale with an approximate cost of $15,047,000 and $14,764,000 at January 30, 1998 and January 31, 1997, respectively.

         EMPLOYMENT AGREEMENTS - The Company has certain employment agreements, including one with the Chairman of the Company's Board of Directors. The employment agreements provide for aggregate payments of approximately $500,000 annually through April 13, 2001.

6.       EQUITY

         During the year ended January 31, 1996, the Company's Board of Directors approved the 1995 Long-term Stock Incentive Plan (the "Plan") effective January 1, 1995. The Plan allows the Company to issue stock options and stock in tandem with phantom options to certain Directors and employees of the Company until, and if, the Company becomes publicly traded, at which time only freestanding stock options will be granted. The Plan stipulates that if the Company is not publicly traded within five years of the grant date of the phantom options, the phantom options and the underlying stock options will be canceled and the holder will receive, in cash, an amount equal to the appreciation of the fair market value of the Company's stock, as defined in the Plan, from the grant date. The phantom options are accounted for similar to stock appreciation rights. The total number of common stock shares which may be granted as stock options, with or without tandem phantom options under the Plan shall not exceed 200,000. During the years ended January 30, 1998, January 31, 1997 and January 31, 1996, options to purchase 10,000, 20,000 and 120,000 shares of stock and stock in tandem with phantom options were granted to certain Directors and employees of the Company at fair market value, as calculated, pursuant to the Plan. As of January 30, 1998, January 31, 1997 and January 31, 1996, 120,000,
         110,000 and 120,000 in tandem with phantom options, options were outstanding under the Plan. No expense was required to be recorded for the years ended January 30, 1998, January 31, 1997 and January 31, 1996.

7.       DIRECTORS' DEFERRED COMPENSATION PLAN

         The Company has established a deferred compensation plan in which the Directors of the Company may elect to defer receipt of all fees to be earned during the ensuing year as a Director in the form of cash or stock. If the participant elects stock, shares will be credited to the participant's account equal to the number of whole shares which could be acquired with the value of the participant's account on a determination date, calculated by dividing the total value of the participant's account by the fair market value of the Company's stock, as defined. To date, all Directors have elected to defer their compensation in the form of the Company's stock.

         During the years ended January 30, 1998 and January 31, 1997, there were 18,609 and 15,423 shares credited to participants' deferred accounts, respectively. At January 30, 1998 and January 31, 1997, there were a total of 46,652 and 31,229 shares credited to participants' deferred accounts, respectively.

         At January 30, 1998 and January 31, 1997, there was approximately $240,000 and $159,000, respectively, included in other long-term liabilities in the consolidated balance sheets.

8.       LOSS ON FOREIGN CUSTOMER

         During the year ended January 30, 1998, the Company sold approximately $4.6 million of merchandise to a foreign individual. Subsequent to January 30, 1998, the Company became aware that approximately $1,063,000 of the purchases that were charged on the customer's credit card were pending charge-back to the Company. An additional amount of approximately $555,000 that was charged on the Company's private label credit card has not been paid by the customer. Although the Company is still in the process of attempting to collect the amounts, management has elected to write-off the total amount of $1,618,000.

9.       BENEFIT PLAN

         The Company has a profit sharing plan which covers substantially all of its employees. Contributions to the profit sharing plan are made at the discretion of the Company. Contributions made by the Company to the profit sharing plan approximated $0, $274,000 and $254,000 in the years ended January 30, 1998, January 31, 1997 and January 31, 1996, respectively.

10.      INCOME TAXES

         The income tax benefit in the accompanying consolidated statements of operations, for the years ended January 30, 1998, January 31, 1997 and January 31, 1996, consists of the following:

                                               1997              1996              1995
           Current                         $   656,000       $  (463,000)      $(1,888,000)
           Deferred                         (1,559,000)               --          (500,000)
                                           -----------       -----------       -----------

           Total income tax benefit        $  (903,000)      $  (463,000)      $(2,388,000)
                                           ===========       ===========       ===========

         The reported income tax benefit differs from the expected amount computed by applying the statutory federal income tax rate of 35% for the years ended January 30, 1998, January 31, 1997 and January 31, 1996 are as follows:

                                                                       1997              1996              1995
           Income tax benefit at the statutory rate                $  (439,000)      $  (906,000)      $(2,916,000)

           Nondeductible expenditures                                   26,000            33,000            58,000

           Other (primarily due to re-evaluation of valuation
               reserves)                                              (490,000)          410,000           470,000
                                                                   -----------       -----------       -----------

                                                                   $  (903,000)      $  (463,000)      $(2,388,000)
                                                                   ===========       ===========       ===========

The components of the net deferred tax liability as of January 30, 1998 and January 31, 1997 are as follows:

                                                                             1997              1996
           Current deferred tax assets (liabilities):
             Inventory capitalization differences                        $   700,000       $   700,000
             Purchase accounting difference in basis of inventories       (7,062,000)       (7,062,000)
             Net operating loss carryforward                               1,128,000         1,140,000
             Allowance for doubtful accounts                                 321,000           294,000
             Accrued expenses and other                                      586,000           452,000
                                                                         -----------       -----------

                                                                          (4,327,000)       (4,476,000)
           Less: Valuation allowance                                              --        (1,140,000)
                                                                         -----------       -----------

                      Current deferred tax liabilities                    (4,327,000)       (5,616,000)
                                                                         -----------       -----------

           Non-current deferred tax assets, included in
             "Other Assets:"
                 Excess of book over tax depreciation                      1,119,000           863,000
                 Other                                                        49,000            35,000
                                                                         -----------       -----------

                      Non-current deferred tax assets                      1,168,000           898,000
                                                                         -----------       -----------

           Net deferred tax liability                                    $(3,159,000)      $(4,718,000)
                                                                         ===========       ===========

         As of January 30, 1998, the Company had net operating loss (NOL) carryforwards for Federal income tax purposes of approximately $2.3 million and for state income tax purposes of approximately $9.2 million, which begin to expire in 2012 and 2011, respectively.

         Current accounting standards require that deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. In addition, future tax benefits, such as NOL carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more likely than not criteria.

         At January 31, 1997, a valuation allowance was recorded for a portion of the deferred tax assets. During the year ended January 30, 1998, management re-evaluated the need for a valuation allowance and determined that the reversal of taxable temporary differences in conjunction with the implementation of certain tax planning strategies will more likely than not facilitate the complete realization of its deferred tax assets; therefore, a valuation allowance was not established at January 30, 1998.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JULY 31, 1998 AND JANUARY 30, 1998
(amounts shown in thousands except share and per share data)


                                                                    JULY 31,      JANUARY 30,
ASSETS                                                                1998            1998
                                                                  (UNAUDITED)
CURRENT ASSETS:
  Cash                                                             $     990       $     859
  Accounts receivable, net of allowance for doubtful accounts
    of $1,295 and $760, respectively                                  21,317          27,359
  Inventories                                                         69,860          67,687
  Other current assets                                                 1,286           1,560
                                                                   ---------       ---------

           Total current assets                                       93,453          97,465

PROPERTY AND EQUIPMENT, at cost, net                                   7,547           8,680

OTHER ASSETS                                                           1,652           1,791
                                                                   ---------       ---------

TOTAL                                                              $ 102,652       $ 107,936
                                                                   =========       =========


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt                             $      --       $  63,078
  Accounts payable                                                    15,466          26,601
  Accrued expenses                                                     5,288           4,023
  Deferred income taxes                                                2,497           4,327
  Due to Jan Bell Marketing, Inc.                                     73,327              --
  Other current liabilities                                              780           1,205
                                                                   ---------       ---------

           Total current liabilities                                  97,358          99,234
                                                                   ---------       ---------

LONG-TERM LIABILITIES:
  Long-term debt                                                         152             196
  Other long-term liabilities                                          1,364           1,814
                                                                   ---------       ---------

           Total long-term liabilities                                 1,516           2,010
                                                                   ---------       ---------

COMMITMENTS AND CONTINGENCIES (Note 3)

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, none issued and outstanding
  Common stock, $.01 par value, 15,000,000 shares
   authorized, 3,050,000 issued and outstanding
   at July 31, 1998 and January 30, 1998, respectively                    30              30
  Additional paid-in capital                                          12,217          12,217
  Accumulated deficit                                                 (8,469)         (5,555)
                                                                   ---------       ---------

           Total shareholders' equity                                  3,778           6,692
                                                                   ---------       ---------

TOTAL                                                              $ 102,652       $ 107,936
                                                                   =========       =========


See accompanying notes to unaudited consolidated financial statements.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
FOR THE TWENTY-SIX WEEKS ENDED JULY 31, 1998 AND JULY 30, 1997
(amounts shown in thousands)


                                                       TWENTY-SIX WEEKS ENDED
                                                      JULY 31,         JULY 30,
                                                        1998             1997

NET SALES                                             $ 61,634         $ 59,442

COST OF SALES, OCCUPANCY, STORE
  PERSONNEL AND BUYING EXPENSES                         46,692           45,007
                                                      --------         --------

           Gross profit                                 14,942           14,435

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                             14,788           12,969
PROVISION FOR BAD DEBTS                                  1,405              571
                                                      --------         --------

           Income (Loss) from operations                (1,251)             895

INTEREST EXPENSE, Net                                   (3,494)          (3,868)
                                                      --------         --------

           Loss before income tax benefit               (4,745)          (2,973)

INCOME TAX BENEFIT                                       1,831            1,189
                                                      --------         --------

NET LOSS                                              $ (2,914)        $ (1,784)
                                                      ========         ========


See accompanying notes to unaudited consolidated financial statements.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
FOR THE TWENTY-SIX WEEKS ENDED JULY 31, 1998 AND JULY 30, 1997
(amounts shown in thousands)


                                                                         TWENTY-SIX WEEKS ENDED
                                                                         JULY 31,       JULY 30,
                                                                           1998           1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                              $ (2,914)      $ (1,784)
  Adjustments to reconcile net loss to
    net cash (used in) provided by operating activities:
      Depreciation and amortization of property and equipment              2,328          1,638
      Other amortization, net                                               (109)            76
      Provision for bad debts                                              1,405            571
      Deferred taxes                                                      (1,830)        (1,189)
      Changes in assets and liabilities:
        Decrease in accounts receivable                                    4,637          2,443
        (Increase)/Decrease in inventories                                (2,173)         4,262
        Decrease in other current assets                                     274            219
        Decrease in other assets                                              --             75
        Decrease in accounts payable                                     (11,135)        (3,300)
        Increase/(Decrease) in accrued expenses                            1,265         (1,378)
        Decrease in other current liabilities                               (425)          (111)
        Decrease in other liabilities                                       (202)           236
                                                                        --------       --------

             Cash flows (used in) provided by operating activities        (8,879)         1,758
                                                                        --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net                                (1,195)          (948)
                                                                        --------       --------

            Cash flows used in investing activities                       (1,195)          (948)
                                                                        --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on revolving credit facility                                                66,314
  Principal payments on revolving credit
     facility and capital leases                                         (63,172)       (66,427)
  Increase in Due to Jan Bell Marketing, Inc.                             73,327             --
 Additions to deferred financing costs                                        --           (301)
                                                                        --------       --------

           Cash flows provided by (used in) financing activities          10,205           (414)
                                                                        --------       --------

NET INCREASE IN CASH                                                         131            396

CASH, BEGINNING OF YEAR                                                      859            652
                                                                        --------       --------

CASH, END OF PERIOD                                                     $    990       $  1,048
                                                                        ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
      Interest                                                          $  4,015       $  4,893
                                                                        ========       ========



See accompanying notes to unaudited consolidated financial statements.

MAYOR'S JEWELERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
TWENTY-SIX WEEKS ENDED JULY 31, 1998 AND JULY 30, 1997


1. ACCOUNTING POLICIES - The consolidated financial statements included herein have been prepared by Mayor's Jewelers, Inc. ("Mayor's" or the "Company"), without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes that the disclosures made herein are adequate to make the information not misleading. It is suggested that these consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included herein.

2. ACQUISITION OF MAYOR'S - On July 28, 1998, Mayor's was acquired by Jan Bell Marketing, Inc. ("Jan Bell"). Total consideration consisted of approximately $18 million cash, 2 million shares of Jan Bell common stock. In addition, Jan Bell refinanced through a new $80 million working capital facility with a syndicate of banks led by Citicorp, USA, Inc. Accordingly, debt obligations of Mayor's aggregating approximately $63 million at January 30, 1998 have been satisfied through use of available cash from Jan Bell and borrowings made by Jan Bell from its working capital facility with Citicorp USA, Inc.

3. COMMITMENTS & CONTINGENCIES - During the year ended January 30, 1998, the Department of Revenue for the State of Florida commenced a sales tax audit on the Company for the tax periods July 1, 1990 through July 31, 1995. As of January 30, 1998, the Department of Revenue has assessed the Company a liability relating to such years of approximately $1.8 million, including sales tax, interest and penalties. The Company is currently vigorously contesting such assessment. A reserve in the amount of approximately $1,000,000 has been recorded by the Company through July 31, 1998, including approximately $375,000 during the twenty-six weeks ended July 31, 1998, related to such contingency and is included in accrued expenses in the consolidated balance sheet.

As of July 31, 1998, the Company is involved in litigation relating to a class action suit by former employees, asserting that the Company is in violation of certain wage and labor laws for which they seek unspecified damages. The Company does not believe that the ultimate resolution of this matter will materially affect the financial position or results of operations of the Company.

In connection with the Mayor's acquisition, certain former minority shareholders of Mayor's have filed a lawsuit in state court in Miami, Florida against Mayor's and Jan Bell claiming that the acquisition and merger violated their shareholders' rights and that the acquisition of the Mayor's stock was unlawful. Jan Bell believes the lawsuit to be without merit and intends to vigorously defend the action.

The Company is also involved in litigation arising in the normal course of its business. In the opinion of management, these matters will not materially affect the financial position or results of operations of the Company.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following Unaudited Pro Forma Statements of Operations for the year ended January 31, 1998 and for the twenty-six weeks ended August 1, 1998 present unaudited results of operations for Jan Bell Marketing, Inc. (the "Company") as if the acquisition of Mayor's Jewelers, Inc. and Subsidiaries ("Mayor's") (the "Acquisition") and other transactions described herein had occurred as of the beginning of the periods presented.

The Pro Forma Statements of Operations reflect the Acquisition, which is accounted for as a purchase, in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16"). The excess purchase price over the identifiable net assets and liabilities has been tentatively estimated to be $23,500,000. This amount is subject to revision following the results of appraisals and upon further review by the Company.

The Unaudited Pro Forma Statements of Operations are based in part on the historical statements of operations of the Company and Mayor's and should be read in conjunction with each of the consolidated financial statements of the Company and Mayor's and the related notes thereto contained in (i) the Company's Annual Report on Form 10-K for the year ended January 31, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended August 1, 1998,
(iii) Mayor's audited financial statements as of January 30, 1998 and January 31, 1997, and for each of the three years in the period ended January 30, 1998, which are included herein, (iv) Mayor's unaudited financial statements for the twenty-six weeks ended July 31, 1998 and July 30, 1997, which are included herein. Certain items derived from Mayor's historical financial statements have been reclassified to conform to the pro forma presentation.

The Unaudited Pro Forma Statements of Operations are presented for information purposes only and do not purport to be indicative of the actual financial position or results of operations of the Company had such transactions actually been consummated on such dates, or of the future financial position or results of operations of the Company which may result from the consummation of such transactions. The retail business is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the months of November and December than in other periods. Because of this seasonality and other factors, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year.

As a result of the Acquisition, and the consolidation of various administrative support functions, the Company's management expects to operate the combined operations of the Company and Mayor's with a more efficient overhead expense structure than each of the two entities operating on a stand-alone basis. The Company also expects to achieve some level of cost reductions as a result of increased purchasing power derived from the combination of the two companies. However, for purposes of the Unaudited Pro Forma Statements of Operations, these and other potential synergies in overhead expense have not been reflected because their realization cannot be assured.

PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED JANUARY 31, 1998

(amounts shown in thousands except share and per share data)


                                              HISTORICAL              PRO FORMA
                                       JAN BELL         MAYOR'S       ADJUSTMENTS       PRO FORMA
                                     -----------       ---------      -----------      -----------
Net Sales                            $   247,890       $ 142,191       $      --       $  390,081
Cost of Sales and Occupancy Costs        188,004         104,137         (17,103)(a)
                                                                             700 (b)      275,738
                                     -----------       ---------       ---------      -----------

Gross profit                              59,886          38,054          16,403          114,343

Store and Warehouse, Operating, &
   Selling Expenses                       33,082          13,811          15,205 (a)       62,098
General & Administrative Expenses         13,521          14,994           1,898 (a)       30,413
Depreciation & Amortization                6,928           3,029           1,570 (c)       11,527
Currency Exchange Loss                       333              --              --              333
                                     -----------       ---------       ---------      -----------
Total Operating Expenses                  53,864          31,834          18,673          104,371
                                     -----------       ---------       ---------      -----------

Operating Profit                           6,022           6,220          (2,270)           9,972

Interest/Other Income                      1,756              --          (1,684)(e)           72
Interest expense                              --          (7,474)          3,359 (e)       (4,115)
                                     -----------       ---------       ---------      -----------

Net income (loss) before taxes             7,778          (1,254)           (595)           5,929
Income tax (benefit)                      (2,265)           (903)            808 (d)       (2,360)
                                     -----------       ---------       ---------      -----------

Net Income (loss)                    $    10,043       $    (351)      $  (1,403)     $     8,289
                                     ===========       =========       =========      ===========

Net income (loss) per common share
Basic                                $      0.39                                      $      0.30
                                     ===========                                      ===========
Diluted                              $      0.39                                      $      0.30
                                     ===========                                      ===========

Weighted average shares
  outstanding
Basic                                 25,919,427                       2,000,000       27,919,427
                                     ===========                       =========      ===========
Diluted                               26,006,635                       2,000,000       28,006,635
                                     ===========                       =========      ===========



See Notes to Unaudited Pro Forma Financial Statements

PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE TWENTY-SIX WEEKS ENDED AUGUST 1, 1998

(amounts shown in thousands except share and per share data)


                                                    HISTORICAL                  PRO FORMA
                                           JAN BELL            MAYOR'S          ADJUSTMENTS            PRO FORMA
                                         ------------       ------------       ------------          ------------
Net Sales                                $    112,846       $     61,634       $         --          $    174,480
Cost of Sales and Occupancy Costs              86,722             46,692             (7,235)(a)
                                                                                        700 (b)           126,879
                                         ------------       ------------       ------------          ------------

Gross profit                                   26,124             14,942              6,535                47,601

Store and Warehouse, Operating, &
   Selling Expenses                            18,030              6,980              6,362 (a)            31,372
General & Administrative Expenses               6,372              6,885                873 (a)            14,130
Depreciation & Amortization                     2,681              2,328                785 (c)             5,794
Currency Exchange Loss                            512                 --                 --                   512
                                         ------------       ------------       ------------          ------------
Total Operating Expenses                       27,595             16,193              8,020                51,808
                                         ------------       ------------       ------------          ------------

Operating Profit                               (1,471)            (1,251)            (1,485)               (4,207)

Interest/Other Income                           1,506                 --             (1,486)(e)                20
Interest expense                                   (4)            (3,494)             2,093 (e)            (1,405)
                                         ------------       ------------       ------------          ------------

Net income (loss) before taxes                     31             (4,745)              (878)               (5,592)
Income tax (benefit)                              142             (1,831)                35 (d)            (1,654)
                                         ------------       ------------       ------------          ------------

Net loss                                 $       (111)      $     (2,914)      $       (913)         $     (3,938)
                                         ============       ============       ============          ============

Net loss per common share                $      (0.00)                                               $      (0.14)
                                         ============                                                ============

Weighted average shares outstanding        26,490,765                             2,000,000            28,490,765
                                         ============                          ============          ============


See Notes to Unaudited Pro Forma Financial Statements

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS


(a) Reclassification of certain items in Mayor's Statement of Operations to conform to the Company's statement of operations presentation. Specifically, payroll expenses associated with certain selling departments which Mayor's previously included in cost of sales are being reflected in store and warehouse, operating and selling expenses.

(b) Adjustments to Mayor's inventories to conform with the Company's accounting policies. Specifically, decreasing inventories as a result of conforming the reserve for slow moving and obsolete inventories with the Company's established methodology.

(c) To recognize amortization based upon an estimate of the excess purchase price over net assets acquired in connection with the Acquisition assuming a 15 year amortization period.

(d) To adjust income tax expense to normalize Mayor's benefit rate, reflect deferred taxes on the proforma adjustments and recognize a rate of 2% Alternative Minimum Tax on the net of goodwill amortization and interest income.

(e) To reduce interest income to the extent of cash available to repay debt and record interest expense attributed to incremental borrowings to fund the Acquisition and debt repayments, based on the interest rate guidelines included in the working capital facility. The assumed borrowings of $53 million and $38 million for the periods ended January 31, 1998 and July 31, 1998, respectively, represent the amount required in excess of available cash. The effective rate of interest for the periods ended January 31, 1998 and July 31, 1998 is 7.8% and 7.4%, respectively.